UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

ZIMMER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street Warsaw, Indiana	46580
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (574) 267-6131

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Bruno Melzi, Chairman, Europe, Middle East and Africa (“EMEA”) of Zimmer Holdings, Inc. (together with its subsidiaries, “Zimmer” or the “Company”) and a named executive officer, announced his intention to retire from Zimmer effective as of March 31, 2013 after 23 years of service to the Company. In connection with the planned retirement and pursuant to a defined succession plan for the leadership of Zimmer’s EMEA business operations, the Company and Mr. Melzi have entered into a retirement agreement and a post-retirement directorship agreement effective as of December 12, 2012.

The retirement agreement formalizes the separation of the employment relationship between Mr. Melzi and the Company as of March 31, 2013 and includes customary mutual releases and waivers of claims. The agreement provides that the Company will pay Mr. Melzi a total of 75,000 Euros as necessary consideration for the agreement under Italian law. In addition, the agreement provides for statutory payments due, including accrued holiday and unused vacation pay and deferred compensation (Trattamento Fine Rapporto) as of Mr. Melzi’s retirement date.

Pursuant to the post-retirement directorship agreement, for a three-year period beginning May 1, 2013, Mr. Melzi will serve as a director of certain of the Company’s European subsidiaries and will perform related services to assist with the transition of executive leadership responsibilities for Zimmer’s EMEA region. Mr. Melzi has agreed to devote an average of four days per week to these responsibilities. Under the agreement, Mr. Melzi will be paid 355,920 Euros annually. In addition, the Company will reimburse reasonable expenses and provide Mr. Melzi health insurance, use of an automobile, office space and administrative assistance. The agreement also contains provisions regarding non-competition and non-solicitation by Mr. Melzi during the three-year term of the agreement and for 12 months following termination of the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2012

ZIMMER HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary